Exhibit 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Amounts in thousands of Ps.)

ARGENTINE GAAP

	Six month ended		Year ended
	June 30,		December 31,
	2005	2004	2004	2003	2002	2001	2000
Pre-tax (loss) income from continuing operations before adjustment for minority interest in consolidated subsidiaries or income or loss from equity investees (1)	(32,925)	(109,795)	(202,473)	48,118	(954,585)	(264,617)	(289,213)
Fixed charges (2):
Interest expense and amortization of debt discount and premium on all indebtedness	117,376	105,486	218,524	206,577	228,114	211,691	221,851
Preference security dividend requirements of consolidated subsidiaries	—	—	—	—	—	—	—
Appropriate portion (1/3) of rentals	3,101	2,613	5,479	5,390	6,138	10,293	10,427
Total fixed charges	120,477	108,098	224,003	211,967	234,251	221,984	232,278
Pre-tax income (loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees plus fixed charges	87,552	(1,696)	21,530	260,084	(720,334)	(42,633)	(56,935)
Ratio of earnings to fixed charges	- (3)	- (3)	- (3)	1.23	- (3)	- (3)	- (3)

U.S. GAAP

	Six month ended		Year ended
	June 30,		December 31,
	2005	2004	2004	2003	2002	2001	2000
Pre-tax income (loss) from continuing operations before adjustment for minority interest in consolidated subsidiaries or income or loss from equity investees (1)	(28,014)	(111,765)	(198,253)	365,451	160,795	(1,535,156)	(294,896)
Fixed charges (2):
Interest expense and amortization of debt discount and premium on all indebtedness	117,376	105,486	218,524	206,577	228,114	211,691	221,851
Preference security dividend requirements of consolidated subsidiaries	—	—	—	—	—	—	—
Appropriate portion (1/3) of rentals	3,101	2,613	5,479	5,390	6,138	10,293	10,427
Total fixed charges	120,477	108,098	224,003	211,967	234,251	221,984	232,278
Pre-tax income (loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees plus fixed charges	92,463	(3,667)	25,750	577,418	395,046	(1,313,172)	(62,618)
Ratio of earnings to fixed charges	- (4)	- (4)	- (4)	2.72	1.69	- (4)	- (4)

(1) For purposes of determining the ratio of earnings to fixed charges, we define earnings as the sum of (a) pre-tax income (loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, (b) amortization of capitalized interest, (c) distributed income of equity investees and (d) our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges, minus (x) capitalized interest (y) preference security dividend requirements of consolidated subsidiaries and (z) the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges.

(2) A fixed charge is defined as the sum of:  (1) all interest, whether expense or capitalized, (2) amortized premiums, discounts and capitalized expenses related to indebtedness (3) an estimate of the interest within rental expense and (4) preference security dividend requirement of consolidated subsidiaries.

(3) Under Argentine GAAP, the earnings to fixed charges ratio for the years ended December 31, 2000, 2001, 2002 and 2004 and the six-month periods ended June 30, 2004 and 2005 indicates less than one-to-one coverage.  Consequently, earnings for these periods are inadequate to cover fixed charges.   A total amount of earnings of Ps. 289 million is required to attain a ratio of one-to-one determined under Argentine GAAP for the year ended December 31, 2000, a total amount of earnings of Ps. 265 million for the year ended December 31, 2001, a total amount of earnings of Ps. 955 million for the year ended December 31, 2002, a total amount of earnings of Ps. 202 million for the year ended December 31, 2004, a total amount of earnings of Ps. 110 million for the six-month period ended June 30, 2004 and total amount of earnings of Ps. 33 million for the six-month period ended June 30, 2005.

(4) Under U.S. GAAP, the ratios related to the years ended December 31, 2000, 2001 and  2004 and the six-month periods ended June 30, 2004 and 2005 indicate less than one-to-one coverage.  Consequently, earnings for these periods are inadequate to cover fixed charges.  A total amount of earnings of Ps. 295 million for the year ended December 31, 2000, a total amount of earnings of Ps. 1,535 million for the year ended December 31, 2001, Ps. 198 million for the year ended December 31, 2004, a total amount of earnings of Ps. 112 million for the six-month period ended June 30, 2004 and a total amount of earnings of Ps. 28 million for the six-month period ended June 30, 2005 is required to attain a ratio of one-to-one determined under U.S. GAAP.

COMPUTATION OF PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES FOR JUNE 30, 2005 AND
DECEMBER 31, 2004 AFTER ADJUSTMENT FOR THE DEBT RESTRUCTURING

ARGENTINE GAAP

	Six-month ended June 30, 2005	Year ended December 31, 2004
Pre-tax income (loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees plus fixed charges	87,552	21,530
Fixed charges as above	120,477	224,003
Adjustments:
Estimated net decrease in interest expense from refinancing	(94,955)	(176,446)
Total pro forma fixed charges	25,522	47,557
Pro forma ratio to fixed charges	3.43	- (5)

(5) Under Argentine GAAP, the pro forma earnings to fixed charges ratio for the year ended December 31, 2004 indicates less than one-to-one coverage.  Consequently, earnings for this period is inadequate to cover fixed charges.  A total amount of earnings of Ps. 26 million is required to attain a ratio of one-to-one determined under Argentine GAAP for the year ended December 31, 2004.

U.S. GAAP

	Six-month ended June 30, 2005	Year ended December 31, 2004
Pre-tax income (loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees plus fixed charges	92,463	25,750
Fixed charges as above	120,477	224,003
Adjustments:
Estimated net decrease in interest expense from refinancing	(113,939)	(215,438)
Total pro forma fixed charges	6,538	8,565
Pro forma ratio to fixed charges	14.14	3.01